Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

ARTICLES OF INCORPORATION OF MTB CORP.

Pursuant to section 78.390 of the Nevada Revised Statutes, MTB Corp., a Nevada corporation, hereinafter referred to as the “Corporation,” hereby adopts the following amendment to its Articles of Incorporation, as amended and restated to date.

1.	The Corporation’s Articles of Incorporation are hereby amended, effective as of December 9, 2019, by changing the name of the Corporation to

Banner Energy Services Corp.

2.	Except as specifically provided herein, the Corporation’s Articles of Incorporation, as amended through the date of this Certificate of Amendment, shall remain unmodified and shall continue in full force and effect.

3.	The provisions of this Certificate of amendment relating to the change of the name of the Corporation shall be effective on December 9, 2019. Notwithstanding the foregoing, the Corporation’s board of directors may, by resolution, abandon the proposed amendment without further action by the stockholders at any time before the effective date hereof.

4.	By execution hereof, the Corporation’s President certifies that the foregoing Certificate of Amendment to Articles of MTB Corp., was duly authorized and adopted by the Corporation’s majority shareholders with the power to vote more than a majority of the outstanding shares of common stock.

Dated as of December 2, 2019.

MTB Corp.
(Formerly Mount Tam Biotechnologies, Inc.)
By:	/s/ Jay Puchir
Jay Puchir, President